                  AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated October 11, 1996 among Applied Cellular Technology, Inc., a Missouri corporation ("Applied Cellular"), ACT Communication, Inc., a Delaware corporation and a wholly owned subsidiary of Applied Cellular ("Acquisition Corp." or the "Surviving Corporation", and with Applied Cellular, collectively the "Purchasers), Advanced Telecomm Holdings, Inc., a Delaware corporation ("ATI" and with Acquisition Corp., collectively the "Constituent Corporations"), Vincent A. Lo Castro and Bruce Reale, individuals residing in the Commonwealth of Pennsylvania and the sole shareholders of ATI (collectively the "ATI Shareholders").

     A. ATI is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital stock consisting of 10,000 shares of common stock, $1.00 par value per share ("ATI Common Stock"), of which 1,000 shares are issued and outstanding.

     B. Acquisition Corp. is a corporation duly organized and existing under the laws of the state of Delaware and has authorized capital stock consisting of ten thousand shares of common stock, $0.00l par value per share ("Acquisition Common Stock"), of which 1000 shares are issued and outstanding.

     C. Applied Cellular is a corporation duly organized and existing under the laws of the state of Missouri and has authorized capital stock consisting of (i) 20,000,000 shares of common stock, $ 0.001 par value per share ("Technology Common Stock"), of which 3,312,463 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, $10.00 par value ("Technology Preferred Stock"), of which 9,000 shares are issued and outstanding.

     D.   The ATI Shareholders own all the issued and outstanding
(i) stock of Advanced Telecomm of Nevada, Inc., a Nevada corporation, Advanced Telecomm of Washington, DC, Inc., a Pennsylvania corporation, Advanced Telecomm of Maryland, Inc., a Pennsylvania corporation and Advanced Telecomm of Butler, Inc. and (ii) shares of equitable interests of Advanced Telecomm of Pittsburgh, a Pennsylvania business trust (each of the foregoing companies, a "Subsidiary" and collectively the "Subsidiaries").

     E.   All of the issued and outstanding shares of ATI Common
Stock is owned by the ATI Shareholders.

     F.   All of the issued and outstanding shares of Acquisition
Common Stock is owned by Applied Cellular.

     G. The respective Boards of Directors of ATI, Acquisition Corp. and Applied Cellular each have adopted resolutions approving this Agreement and Plan of Merger (this "Agreement") and deem it advisable and generally to the welfare and advantage of each, and of the shareholders of each, that ATI merge with and into Acquisition Corp. under and pursuant to the Delaware General Corporation Law, as amended (the "Delaware Corporation Law").

     NOW THEREFORE, it is agreed that ATI shall be, as of the Effective Date of the Merger referred to in Section 10.1, merged with and into Acquisition Corp., which shall be the Surviving Corporation (the "Merger"), and that the terms and conditions of the Merger and the mode of carrying it into effect shall be as follows:


                            ARTICLE I

  ACQUISITION CORP. TO SUCCEED TO PROPERTIES AND OBLIGATIONS OF ATI

     1.1  Succession.  At the Effective Date of the Merger,
          ----------
ATI shall be merged with and into Acquisition Corp., the separate existence of ATI shall cease and Acquisition Corp. shall continue in existence as the Surviving Corporation and, without other transfer or assumption, shall succeed to and possess all the estate, properties, rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all of the liabilities, obligations, debts, restrictions, disabilities and duties, of each of the Constituent Corporations, all without further act or deed, as provided in Section 259 of the Delaware Corporation Law.

     1.2  Further Assurances.  If at any time the Surviving
          ------------------
Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to carry out the provisions hereof, the proper officers and directors of the Constituent Corporations as of the Effective Date of the Merger shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary or proper to carry out the provisions hereof.

                         ARTICLE II

              CERTIFICATE OF INCORPORATION, BY-LAWS,
         DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

     2.1  Certificate of Incorporation and By-Laws.  The
          ----------------------------------------
Certificate of Incorporation and By-Laws of Acquisition Corp. shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until changed as therein provided or as provided by the Delaware Corporation Law.

     2.2  Directors and Officers.  The number of persons who
          ----------------------
shall constitute the Board of Directors of Acquisition Corp. on and after the Effective Date shall at all times be five, two of which will be the ATI Shareholders or persons designated by them
(such persons, the "ATI Members") and three of which shall be the persons who constitute the Board of Directors of the Surviving
Corporation on the Effective Date (such three persons the "AC
Members"). The AC Members shall hold office thereafter until removed as provided by the By-Laws or by law or until their successors shall have been elected and qualified. Applied
Cellular agrees that so long
as it shall have any obligations to the ATI Shareholders under this Agreement that it will vote its shares of Acquisition Common in a manner to ensure that there will be two ATI Members on the Board at all such times. [If an Event of Default shall have occurred, the ATI Shareholders shall have the right to remove any or all of the AC Members, and to fill the vacancy or vacancies created thereby with persons that they shall designate.] The officers of Acquisition Corp. in office on the Effective Date shall be the officers of the Surviving Corporation, holding the offices in the Surviving
Corporation which they hold in Acquisition Corp. on such date, until their successors are elected or appointed in accordance with the By-Laws of the Surviving Corporation and shall have been duly qualified.

     2.3  Vacancies.  If, on the Effective Date, a vacancy
          ---------
shall exist in the Board of Directors or in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation, subject to the provisions of Section 2.2.


                          ARTICLE II

                  COVENANTS AND AGREEMENTS

     3.   Covenants and Agreements of Purchasers and ATI.
          ----------------------------------------------
The Purchasers, the ATI Shareholders and ATI hereby covenant to and agree with each other as follows:

     3.1  Shareholders' Action.
          --------------------

          (a) As soon as practicable after the date hereof, ATI shall call a meeting of the ATI Shareholders for the purpose of acting on the adoption of this Agreement. Immediately prior to the Effective date of the Merger, the ATI Shareholders shall exchange all their respective shares of the capital stock of each of the Subsidiaries for One Thousand (1,000) shares of ATI Common Stock (the "Exchange Transaction").

          (b) As soon as practicable after the date hereof, Applied Cellular, as sole stockholder of Acquisition Corp., shall adopt this Agreement and shall take all other action necessary or appropriate to consummate the transactions contemplated hereby.

     3.2  Preparation Required for Merger.  ATI, the ATI
          -------------------------------
Shareholders and the Purchaser shall each use their best efforts to bring about the fulfillment of the conditions precedent contained in this Agreement required to be performed by each of them.

     3.3  Delivery of Consideration.
          -------------------------

          (a) On the Effective Date, Applied Cellular shall cause to be delivered to the ATI Shareholders (i) One Hundred Thousand (100,000) shares of Technology Preferred Stock having the rights, preferences and privileges described on Exhibit A to this Agreement (the "Merger Preferred Shares") (ii) One Million Six Hundred Eighteen Thousand One Hundred

Eighty (1,618,180) shares of Technology Common Stock (the "Merger Common Shares"), and (iii) warrants evidencing the right to purchase One Million (1,000,000) shares of Technology Common Stock (the "Conversion
Shares") in the form of Exhibit B to this Agreement (collectively the "Warrants"). On the Effective Date of the Merger, Applied
Cellular will execute and deliver to the ATI Shareholders a Registration Rights Agreement with respect to the Merger Common
Shares and the Conversion Shares in the form of Exhibit C to this Agreement (the "Registration Rights Agreement").

          (b) On the Effective Date of the Merger, Applied Cellular agrees to execute and deliver to Joseph, Brian & Christopher Associates ("Consultant") a three-year consulting agreement pursuant to which the Consultant will agree to perform certain consulting services for Applied Cellular in exchange for consulting fees of Twenty Thousand Dollars ($20,000) a month, payable on the fifteenth day of each month beginning on October 15, 1996 and continuing thereafter through and including September 15, 1999 (the "Consulting Fees") in the form of Exhibit D to this Agreement.

     3.4  Earnout Provisions.
          ------------------

          (a) On or before April 30, 2002, Applied Cellular will deliver to the ATI Shareholders an aggregate additional consideration ("Additional Consideration") equal to three (3) times the average annual EBDIT (as defined in Section 3.4(c) for the five year periods commencing on October 1, 1996 and ending on September 30, 2001 (the "Payout Period"); provided however, that
(i) if the average annual EBDIT is less than $2 million, the ATI Shareholders shall not be entitled to receive any additional consideration and (ii) the amount payable to the ATI Shareholders as Additional Consideration shall not exceed $15 million.

          (b) As used in this Section 3.4, the term the "Company" shall include the Surviving Corporation, ATI and the Subsidiaries as well as any business or businesses conducted by either Purchaser, which represent a succession to and a continuation of the businesses presently conducted by ATI and the Subsidiaries, as the same may be expanded as provided in Section 3.4(c) or 3.5.

          (c) As used in this Section 3.4 and in Section 11.1(c), the term "EBDIT" shall mean the earnings of the Company, before depreciation, interest and taxes, computed on the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied (and consistent with the accounting principles applied by the Subsidiaries in respect of the prior fiscal years) except that the following provisions shall govern the computation of EBDIT for purposes of this
Section 3.4:

          (i) Any extraordinary nonrecurring items of income, gain, loss or expense shall be excluded from such computation.

          (ii) Any loss, charge or expense (A) not related to the ordinary business operations of the Company, or (B) paid, incurred, or charged in connection with the expansion of the business operations presently conducted by the

                  Subsidiaries as a result of the making of acquisitions or the opening and staffing of new offices, or any income or revenues directly derived therefrom, shall be excluded from such computation, unless Bruce Reale and Vincent A. Lo Castro ("Seller's Representatives") initiate consent in writing to the transaction giving rise to, or the payment of such loss, charge or expense.

          (iii) Any loss, charge or expense related to the ordinary business operations of the Company by either Purchaser or any of their affiliates and not covered by the provisions of subparagraph
                  (ii) above shall be excluded from such
                  computation unless Seller's Representatives initiate or consent in writing to the transaction giving rise to, or the payment or assumption of the obligation to pay, such loss, charge or expense.

          (iv) Any charge or expense for the amortization of goodwill arising out of the fact that ATI has been merged into Acquisition Corp., pursuant hereto or otherwise, or that the consideration paid by the Purchasers is in excess of the net worth thereof, shall be excluded from such computation.

          (v) In the event of an election with respect to the Division pursuant to Section 338 of the Internal Revenue Code of 1986, as amended, such computation shall be made as though no such election had been made.

          (vi) Any payments, charges or expenses for allocation of home office, executive, general and administrative expenses or other payments, charges or expenses of either Purchaser and/or their affiliates shall be excluded from such computation.

          (vii) The deduction for salary paid or payable to each of ATI's Shareholders shall be limited to $72,000 per annum, regardless of the amount actually paid, and there shall be no deduction for any other compensation paid or payable to either of them.

          (viii) To the extent consistent with generally accepted accounting principles, all available accounting elections (including, without limitation, the capitalizing of charges and the setting up of reserves) shall be made in such a manner as to reflect the highest possible earnings of the Company.

          (ix)    Such computation (including, without
                  limitation, the reflection of intercompany transactions) shall be made as though ATI had not been merged with Acquisition Corp. and the Company were a single corporation with all of the capital stock of the Company owned by persons who are neither directly nor indirectly related to or affiliated with either Purchaser or any of their affiliates.

          (x) Any and all expenses paid or incurred by the Company (other than those expressly permitted by the above provisions) which would not have been so paid or incurred if not for the Merger and the other transactions contemplated by this Agreement shall be excluded from such computation.

          (xi) Any and all equipment lease or other lease expenses incurred by the Company shall be capitalized.

          (xii) Except as otherwise expressly provided above, all amounts determined in accordance with subparagraphs (i) through (x) of this Section
                  3.4 shall be determined in accordance with generally accepted accounting principles consistently applied.

          (d) During the Payout Period the ATI Shareholders shall have free and unrestricted access to the financial books and records of the Company.

          (e) As soon as may be practicable after December 31, 2001, but not later than April 30, 2002, Purchaser will deliver to Seller a statement setting forth in reasonable detail its calculation of the average annual EBDIT of the Company during the Payout Period and the amount of any Additional Consideration to be paid to Seller pursuant to this Section 3.4, which statement shall be accompanied by payment to the ATI Shareholders, by wire transfer of federal funds to accounts designated by them (or to such other accounts as they may designate), of the Additional Consideration as shown thereon. If within 30 days after delivery of such statement the ATI Shareholders have not given written notice to Applied Cellular disputing such statement and indicating the basis of such dispute, then neither Purchaser shall thereafter have any further liability to Seller under this Section 3.4. In the event the ATI Shareholders give Applied Cellular such notice of dispute within such 30 day period, the ATI Shareholders and the Purchasers will use their best efforts to settle the dispute within 30 days after the giving of such notice. Any dispute unresolved after such 30-day period shall be submitted to a national public accounting firm satisfactory to the ATI Shareholders and to Applied Cellular, or, in the absence of agreement on such firm, to a panel of three public accounting firms, one designated by Applied Cellular, one designated by the ATI Shareholders and one jointly designated by the other two firms. The decision of such accounting firm or such panel of accounting firms, as the case may be, with respect to such dispute shall be final and binding on the parties hereto. The Purchasers shall make any further payments to the ATI Shareholders required in order to comply with such decision within 10 days after such decision is rendered.
The fees and expenses of such accounting firm or panel of such accounting firms will be equally divided between the Purchasers and the ATI Shareholders unless the ATI Shareholders shall be determined entitled to further payments of Additional Consideration, in which case the Purchasers shall be responsible for all such costs and expenses.

     3.5  Operations of the Surviving Corporation Following the
          -----------------------------------------------------
Effective Date.
--------------

          (a) Each of Seller's Representatives shall, from the Effective Date until the end of the Payout Period (or until such earlier time as they shall have voluntarily resigned or their employment has been terminated for good cause in which case the ATI Shareholders shall name a successor or successors), be a director and a principal executive officer of the Surviving Corporation, and Applied Cellular shall cause each of them to be so elected. Subject to the ultimate control and responsibility of the Board of Directors of the Surviving Corporation and of Applied Cellular as majority stockholder, during the Payout Period Seller's Representatives shall have the right to manage the business and affairs of the Company and shall direct the formulation and execution of both short- and long-term corporate plans, including, without limitation, the hiring, retention or termination of employees, the setting of compensation and fringe benefits of employees other than themselves, the expansion of the business and the making of commitments for capital expenditures. Applied Cellular shall cooperate with Seller's Representatives in maintaining and increasing the Company's profitability, but this Agreement shall not be construed as a commitment on the part of Applied Cellular to invest in or make available to the Company any particular amount of additional capital, or to incur any particular expense or obligation on behalf of the Company, whether or not Purchaser is to be reimbursed by the Company for any such expense or obligation, other than to the extent of an amount equal to the assets and funds available to the Company immediately prior to the Closing, as the same may be adjusted by the amount of any increase or decrease thereof by reason of the operations of the Company from and after the Closing.

          (b) From and after the Effective Date until such time as all of the obligations of Applied Cellular to the ATI Shareholders under this Agreement are fully performed and paid, Applied Cellular agrees that it will not permit the Surviving Corporation to do or effect any of the following without the written consent of the ATI Shareholders:

          (i) to create, incur or assume any indebtedness except:

                  (a) indebtedness existing on or prior to the Effective Date ("Prior Indebtedness"), extensions, renewals and replacements thereof;

                  (b) indebtedness secured by a purchase money mortgage or security interest ("Purchase
                         Money Indebtedness"); and

                  (c)    accounts payable arising from
                         transactions in the ordinary course of
                         business of the Surviving Corporation.

          (ii) to create, incur, assume or suffer to exist any lien against any of the assets of the Surviving
                  Corporation, except:

                  (a)    liens which secure Prior Indebtedness;
                         and

                  (b)    liens which secure Purchase Money
                         Indebtedness.

          (iii) to pay dividends or make other advances or distributions of any kind to its shareholders
                  (except that the Surviving Corporation may advance to Applied Cellular from time to time an amount of cash equal to (a) the dividends payable on the Merger Preferred Shares and (b) federal and other income taxes payable by Applied Cellular with respect to the earnings of ATI.

          (iv) to merge with or into or consolidate with any other person;.

     3.6  Expenses.  Whether or not the transactions
          --------
contemplated by this Agreement are consummated, the Purchasers shall each pay all fees and expenses incurred by the Purchasers, the ATI Shareholders, and ATI incident to the negotiation, preparation, execution and carrying out of this Agreement.

     3.7  Conduct of Business.  The ATI Shareholders and ATI
          -------------------
agree that, at all times after the date hereof and prior to the Effective Date, ATI and each of the Subsidiaries, except as otherwise from time to time consented to by the Purchasers or as otherwise provided herein:

          (i) shall operate their business only in the usual, regular and ordinary manner and, to the extent consistent with past practices, use their best efforts to preserve their present business operations intact, keep available the services of their present officers and employees and preserve their present relationships with persons having business dealings with them; and

          (ii) shall not declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of any of their capital stock, except as set forth on
                  Schedule 3.7.

     3.8  ATI Employees.  The ATI Shareholders will each be
          -------------
part-time employees of Acquisition Corp. after the Merger upon such terms as Acquisition Corp. and the ATI Shareholders shall agree.

     3.9   Pledge Agreement.  As security for the full and
           ----------------
faithful performance of Applied Cellular's obligations to the ATI
Shareholders under this Agreement, to redeem, and pay dividends on, the Merger Preferred Shares Applied Cellular agrees to execute and deliver on the Effective Date, a Pledge Agreement in the form of Exhibit E (the "Pledge Agreement").


                             ARTICLE IV

                       CONVERSION OF SHARES

     4.1  Conversion of ATI Common Stock.  At the Effective
          ------------------------------
Date of the Merger, all ATI Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into the right to receive from the Purchasers the Merger Preferred Shares, the Merger Common Shares, the Warrants, and the Additional Consideration. On the Effective Date of the Merger, the ATI Shareholders shall surrender to the Surviving Corporation the certificates representing ATI Common Stock.

     4.2  Conversion of Acquisition Common Stock.  At the
          --------------------------------------
Effective Date of the Merger, each share of Acquisition Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into one share of Common Stock of the Surviving Corporation.

                                ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF APPLIED CELLULAR AND
                             ACQUISITION CORP.


     5.   Representations and Warranties of Applied Cellular
          --------------------------------------------------
and Acquisition Corp.  Applied Cellular and Acquisition Corp.
---------------------
hereby jointly and severally represent and warrant to ATI as follows:

     5.1  Organization, Power.  Applied Cellular and
          -------------------
Acquisition Corp. are corporations duly organized, validly existing and in good standing under the laws of the states of Missouri and Delaware, respectively and has each all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the Merger.

     5.2  Authority Relative to Agreement.  The execution,
          -------------------------------
delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly and effectively approved by all necessary corporate action on the part of each of the Purchasers, and this Agreement constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

     5.3  Authorized Capitalization.  The authorized capital
          -------------------------
stock of Applied Cellular consists of (i) 20,000,000 shares of Technology Common Stock, of which 3,312,463 shares are issued and outstanding as of the date hereof and (ii) 1,000,000 shares of Technology Preferred Stock. All such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Acquisition Corp. consists of 10,000 shares of Acquisition Common Stock of which 1,000 shares are issued and outstanding as of the date hereof. All such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding capital stock or other securities of each Purchaser have been issued in accordance with all applicable law, including all federal and state securities laws. The Merger Preferred Shares, the Merger Common Shares, the Warrants, and any Conversion Shares will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and will have been issued in accordance with all applicable law, including all federal and state securities laws.

     5.4  Effect of Agreement.  The execution, delivery and
          -------------------
performance of this Agreement and consummation of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of any person or public authority (other than the approval of the shareholder of Acquisition Corp.), which approval has been duly obtained, do not violate, with or without the giving of notice and/or the passage of time, any provision of law applicable to Acquisition Corp. or Applied Cellular and do not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property, assets or capital stock of either Acquisition Corp. or Applied Cellular pursuant to, any corporate charter, by-laws, mortgage, deed of trust, indenture or other agreement or instrument to which either of them is a party, or other order, judgment, decree, statute, regulation or any other restriction of any kind or character, to which either of them is a party or by which either of them or any of their assets may be bound.

     5.5  Options, Warrants, Rights and Understandings.
          --------------------------------------------
Neither of the Purchasers has any outstanding or authorized, and is not a party to, any options warrants, calls, rights, commitments, arrangements, or understandings of any character relating to the issuance of any shares of its capital stock, or any securities convertible into or evidencing rights to acquire any shares of its capital stock, except as specified in Schedule
5.5 to this Agreement.

     5.6  Litigation. There are no actions, suits or
          ----------
proceedings to the best of the knowledge of either Purchaser pending or threatened against either of them or any of their affiliates that would, individually or collectively, if decided adversely, have a material adverse effect on either of them or their prospects for the future or have a material adverse effect on the value of their respective capital stock or businesses. Except as specified on Schedule 5.6, there are no currently effective orders, judgments or decrees of any court or governmental agency which specifically apply to either Purchaser or any of their respective assets.


                            ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF ATI


     6.   Representations and Warranties of ATI.  The ATI
          -------------------------------------
Shareholders and ATI hereby represent and warrant to the Purchasers as follows:

     6.1  Organization, Power, Etc.  Each of ATI and the
          ------------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation or formation, as the case may be, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and each is in good standing in each jurisdiction where its facilities are located to carry on its business as presently conducted. ATI has all requisite corporate power and authority to enter into this Agreement and, has all requisite corporate power and authority to perform its obligations hereunder and to consummate the Merger. The copies of the Articles of Incorporation and By-Laws of ATI, as amended to date, certified by the Secretary of ATI, which have been delivered by ATI to the Purchasers are complete and correct.

     6.2  Authority Relative to Agreement.  The execution,
          -------------------------------
delivery and performance of this Agreement by ATI and consummation by it of the transactions contemplated hereby have been duly and effectively approved by all necessary corporate action and constitute the legal, valid and binding obligation of ATI enforceable in accordance with its terms.

     6.3  Authorized Capitalization.  The authorized capital
          -------------------------
stock of ATI consists of 10,000 shares of Common Stock, par value of $ 1.00 per share, of which 1,000 shares are issued and outstanding. All of the outstanding shares of ATI Common Stock are duly authorized, validly issued, fully paid and non-assessable.

     6.4  Options, Warrants, Rights.  Except as contemplated
          -------------------------
by this Agreement, neither ATI nor any Subsidiary has any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any shares of its capital stock, or any securities convertible into or evidencing the right to purchase any shares of its capital stock.

     6.5  Subsidiaries.  Schedule 6.5 to this Agreement sets
          ------------
forth (i) the name and jurisdiction of incorporation of each Subsidiary, (ii) the jurisdictions in which ATI and each Subsidiary is qualified to do business. All of the outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. All of the outstanding shares of capital stock or equity interests, as the case may be, of the Subsidiaries are owned by the ATI Shareholders, and on the Effective Date of the Merger, will be owned by ATI, and are owned free and clear of all claims, liens, charges and encumbrances of any nature whatsoever; there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of ATI or any Subsidiary; and there are no outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating ATI or any of the Subsidiaries to issue or sell any shares of capital stock of any of the Subsidiaries. Each of the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is in good standing as a foreign corporation in each jurisdiction where necessary to carry on its business as presently conducted and (iii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     6.6  Employee Benefit Plans.  Each employee benefit plan
          ----------------------
as to which ATI or any Subsidiary may have any liability complies in all material respects with all applicable requirements of law and regulations and has been operated in compliance with such laws and regulations, and (i) no Reportable Event (as defined in the Employee Retirement Income Security Act of 1974, as amended) has occurred with respect to any such plan, (ii) neither ATI nor any Subsidiary of ATI has withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

     6.7  Litigation.  Except as set forth on Schedule 6.7
          ----------
and except for proceedings involving claims for money damages alone of less than $50,000, there are no actions, suits or proceedings to the best of the knowledge of the ATI Shareholders pending or threatened against ATI or any of the Subsidiaries that would, individually or collectively, if decided adversely, have a material adverse effect on ATI and the Subsidiaries or have a material adverse effect on the Merger. Except as specified on
Schedule 6.7, there are no currently effective orders, judgments or decrees of any court or governmental agency which specifically apply to ATI or any of the Subsidiaries or any of their assets.

     6.8  Financial Statements.  The audited financial
          --------------------
statements of the Subsidiaries for fiscal years ended December 31, 1994 and 1995 present fairly the consolidated financial positions of the Subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.
The interim unaudited monthly financial statements of the Subsidiaries, prepared by ATI for the months ended June 30 and July 31 (copies of which have been delivered by ATI to Applied Cellular), present fairly the consolidated financial position of the Subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements referred to in this Section 6.9 provide for all material obligations and liabilities of the Subsidiaries as of their respective dates for which provision is required under generally accepted accounting principles to be so made, and as of their respective dates. The Subsidiaries had no material obligations or liabilities not reflected or reserved against on such Financial Statements or in the notes thereto which are required under generally accepted accounting principles to be so reflected or reserved against, except such obligations and liabilities as set forth on Schedule 6.8 or as have been disclosed in this Agreement delivered to the Purchasers pursuant to this Agreement.


                          ARTICLE VII

                CONDITIONS TO OBLIGATIONS OF ATI


     7.   Conditions Precedent to the Obligations of ATI.
          ----------------------------------------------
All obligations of ATI under this Agreement are subject to and shall be conditioned upon the satisfaction at or prior to the Effective Date of each of the following conditions, each of which may be waived by ATI.

     7.1  Compliance with Agreement.  The Purchasers shall
          -------------------------
have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it or at or prior to the Effective Date.

     7.2  Accuracy of Representations and Warranties.  The
          ------------------------------------------
representations and warranties of the Purchasers contained in this Agreement shall have been true in all material respects when made, and in addition, shall be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby and except to the extent that any such representations and warranties are made as of a specified date and as to such representations and warranties the same shall have been true in all material respects as of the specified date.

     7.3  No Litigation.  No action, suit, investigation or
          -------------
other proceeding shall be pending which seeks to restrain or prohibit any of the transactions contemplated hereby.

     7.4  Absence of Governmental Action.  The United States
          ------------------------------
Justice Department or any other governmental agency, Federal or state, shall not have initiated action to prevent or modify the transactions contemplated by this Agreement.

     7.5  Absence of Certain Changes or Events.  After the
          ------------------------------------
date hereof, no event shall have occurred, which ATI shall have determined in good faith to have materially and adversely affected, or will materially and adversely affect, the business, operations, properties, assets, financial condition or prospects of Applied Cellular or the value of its capital stock.


                         ARTICLE VIII

          CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

     8.   Conditions Precedent to the Obligations of the
          ----------------------------------------------
Purchasers.  All obligations of the Purchasers under this
----------
Agreement are subject to and shall be conditioned upon the satisfaction at or prior to the Effective Date of each of the following conditions, each of which may be waived by the Purchasers.

     8.1  Compliance with Agreement.  ATI and the ATI
          -------------------------
Shareholders shall have each performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective
Date.

     8.2  Accuracy of Representations and Warranties.  The
          ------------------------------------------
representations and warranties of ATI contained in this Agreement shall have been true in all material respects when made, and in addition, shall be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except as affected by transactions contemplated hereby and except to the extent that any such representations and warranties are made as of a specified date and as to such representations and warranties the same shall have been true in all material respects as of the specified date.

     8.3  No Litigation.  No action, suit, investigation or
          -------------
other proceeding shall be pending which seeks to restrain or prohibit any of the transactions contemplated hereby.

     8.4  Absence of Governmental Action.  The United States
          ------------------------------
Justice Department or any other governmental agency, Federal or state, shall not have initiated action to prevent or modify the transactions contemplated by this Agreement.

     8.5  Absence of Certain Changes or Events.  After the
          ------------------------------------
date hereof, ATI shall have taken no action, and no event shall have occurred, which Applied Cellular shall have determined in good faith to have materially and adversely affected, or will materially and adversely affect, the business, operations, properties, assets, financial condition or prospects of ATI and the Subsidiaries taken as a whole.

     8.6  Capital Stock of the Subsidiaries.  The ATI
          ---------------------------------
Shareholders and ATI shall have consummated the Exchange
Transaction.


                           ARTICLE IX

                  TERMINATION AND AMENDMENT

     9.1  Optional Termination.  This Agreement may be
          --------------------
terminated and abandoned at any time prior to the Effective Date:

     (i)    by mutual written consent of ATI and Applied Cellular;
            and

     (ii) by ATI or Applied Cellular, if the Effective Date shall not have occurred on or prior to October 31, 1996, unless failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants, agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Date.

     9.2  Effect of Abandonment.  In the event the Merger is
          ---------------------
terminated and abandoned pursuant to Section 9.1, this Agreement shall forthwith become wholly void and of no force and effect except as to Section 3.6 hereof, and there shall be no liability on the part of any of the parties hereto or any of their respective directors, officers, shareholders or controlling persons or any other person, firm or corporation as a result of this Agreement.

     9.3  Notice of Abandonment.  Any party hereto may
          ---------------------
exercise its right of abandonment under this Article IX only by delivering written notice to that effect to the other party, provided that such notice shall be received by the party to whom notice is given prior to the Effective Date.

     9.4  Amendment.  Before the Effective Date, the
          ---------
respective Boards of Directors of ATI and Acquisition Corp. may authorize one or more amendments of this Agreement before or after adoption by shareholders of ATI and Acquisition Corp.

                              ARTICLE X

                           EFFECTIVE DATE

     10.1 Effective Date of Merger.  If this Agreement is not
          ------------------------
abandoned pursuant to the provisions of Article IX hereof, either this Agreement or duly executed certificates of merger shall be filed in accordance with the Delaware Corporation Law after all the conditions set forth in Articles VII and VIII have been satisfied or waived. The Merger shall become effective at the time this Agreement or a certificate of merger has been so filed, such time being herein called the "Effective Date" of the Merger. Notwithstanding the foregoing, for all purposes other than compliance with Delaware Corporate Law statutory merger provisions, all profits and losses of ATI shall be allocated as if the Merger had been effective on September 1, 1996.

                          ARTICLE XI

                      ACQUISITION SHARES

     11.1  Put Option
           ----------

          (a) From and after January 1, 2001 until January 1, 2002, the ATI Shareholders shall have the right to sell to Applied Cellular up to Six Hundred Eighteen Thousand One Hundred Eighty(618,180) Shares of the Merger Shares (the "Option Shares"), and Applied Cellular shall purchase such Shares upon the terms and conditions set forth in this Section 11.1 (the "Put Option").

          (b) The Put Option shall be exercised by giving written notice to Applied Cellular specifying the number of Option Shares as the case may be, to be sold by the ATI
Shareholder exercising the Put Option ("Holder").   In the event
any Holder elects to exercise any Put Option as to only a portion of such Holder's Option Shares, the Holder may subsequently exercise the Put Options as to the remaining Option Shares or a portion thereof at such time or times as such Holder may determine.

          (c) The purchase price for each Option Share sold by any Holder pursuant to the Put Option shall be (ii) an amount equal to (x) 80% of the average annual EBDIT for the two (2) years period commencing on January 1, 2000 and ending on December 31, 2001 divided by (y) 618,180.

          (d) The Put Option shall only be exercisable by the ATI Shareholders, Shares on the Effective Date ("Nominees") and the heirs of any ATI Shareholder (an "Heir"); in no event shall any Put Option be exercisable by any person or entity that is not an ATI Shareholder or an Heir; provided however that the Put Option may be exercised by a trust which has been, or may be, set up by an ATI Shareholder or Nominee for the benefit of an ATI Shareholder, Nominee or Heir.

     11.2  Adjustment of Shares.  In the event of any change
           --------------------
in the outstanding Technology Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Applied Cellular (i) on or before the Effective Date of the Merger, the number of Merger Common Shares to be delivered to the ATI Shareholders or (ii) after the Effective Date, the number of Conversion Shares and Option Shares, shall in each case be equitably adjusted to prevent dilution or enlargement of rights under this Agreement to reflect such change.


                           ARTICLE XII

                             DEFAULT

          (a) The following shall each constitute an event of default (an "Event of Default") by Applied Cellular:

          (i) Applied Cellular shall fail to pay the dividends payable on the Merger Preferred Shares within one hundred twenty (120) days after such payment is due.

          (ii)   Applied Cellular shall fail to redeem the Merger
                 Preferred Shares on or before October 1, 1999

          (iii) Applied Cellular ceases to function as a going concern or to conduct its operations in the ordinary course of its business; makes an assignment for the benefit of or enters into any arrangement with its creditors; becomes insolvent or takes advantage of any bankruptcy, insolvency or similar law; or suffers an involuntary petition in bankruptcy, an application for liquidation or judicial management (whether provisional, voluntary or otherwise) or the appointment of a receiver, to be filed against it and such petition or application is not dismissed within ten days after the filing of such petition or application.

          (b) If an Event of Default shall occur, then in addition to any other remedies the Shareholders may have at law or in equity, the Shareholders shall have the right to exercise all remedies available to them under the Pledge Agreement:

                          ARTICLE XIII

                          MISCELLANEOUS

     13.1  Execution in Counterparts.  For the convenience of
           -------------------------
the parties and to facilitate filing, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     13.2  Notices.  All notices, requests, demands and other
           -------
communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered, (b) on the tenth day after being deposited with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested, (c) on the next day after being deposited with a reliable overnight delivery service or (d) upon receipt of an answerback, if transmitted by telefax, postage prepaid in all cases other than telefax, addressed to the other party at the following addresses, or telefax numbers in the case of a telefax (or at such other address or telefax number as shall be given in writing by any party to the others):

          (a)  If to the Purchasers, to:

               Applied Cellular Technology, Inc.
               James River Professional Center
               Highway 160 & CC, Suite 3
               Nixa, Missouri 65714
               Attn:  President
               Phone:  417-725-9888


               With a copy to:

               Terry Sale
               Bryan Cave
               211 North Broadway, Suite 3600
               St. Louis, Missouri 63102
               Phone:  314-259-2649
               Fax:  314-259-2020


          (b)  If to ATI, to:

               105 Broughton Road
               Bethel Park, PA 15102
               Attn:  Vincent A. Lo Castro and Bruce Reale
               Phone:  831-1315
               Fax:  831-1323

               With a copy to:

               Mary L. Silverberg, Esq.
               Todd & Silverberg, P.C.
               425 Union Trust Building
               501 Grant Street
               Pittsburgh, PA  15219
               Phone:  (412) 255-4100
               Fax:  (412) 255-1125

     13.3  Applicable Law.  This Agreement and the legal
           --------------
relations among the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

     13.4  Non-Survival of Representation and Warranties.  All
           ---------------------------------------------
representations and warranties of the parties contained in this Agreement and those contained in any officer's certificates delivered pursuant hereto shall terminate and be of no further force and effect from and after October 1, 1998, the Effective Date or from and after such earlier date on which the Merger is abandoned or terminated pursuant to Article IX hereof.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been approved by resolution duly adopted by the Board of Directors of each of the corporate parties hereto, has been executed by duly authorized officers of each of the corporate parties hereto and by each of the ATI Shareholders, and has been attested by the Secretary or an Assistant Secretary of each of the corporate parties hereto, and each of the corporate parties hereto has caused its corporate seal to be hereunder affixed, all as of the date first above written.


ATTEST:                                    APPLIED CELLULAR TECHNOLOGY, INC.


   /s/
-----------------------------------        By    /s/ Garrett A. Sullivan
                                             -------------------------------
                                           Title:  President
                                                 ---------------------------


ATTEST:                                    ACT COMMUNICATION, INC.


   /s/
-----------------------------------        By   /s/ Garrett A. Sullivan
                                             -------------------------------
                                           Title:  President


ATTEST:                                    ATI HOLDINGS, INC.


   /s/
-----------------------------------        By    /s/ Vincent A. Lo Castro
                                             -------------------------------
                                           Title:  President



WITNESS:                                   Vincent A. Lo Castro


   /s/                                          /s/ Vincent A. Lo Castro
-----------------------------------        ---------------------------------




WITNESS:                                   Bruce Reale


   /s/                                             /s/ Bruce Reale
-----------------------------------        ---------------------------------

                            EXHIBIT A
                            ---------

        RIGHTS, PRIVILEGES AND PREFERENCES OF MERGER PREFERRED SHARES


     (1)  Dividends.  The holders of record of Second Series
          ---------
Preferred Stock (hereinafter sometimes referred to as the "Second Series Preferred") shall receive dividends in cash which the Board of Directors shall declare, at the rate of $8.00 per share, per annum, and no more, payable in equal quarterly payments of $2.00 per share on the first day of each October, January, April and July of each calendar year, commencing on the first such date after the issuance of the Second Series Preferred; provided, however, that the dividend payable on October 1, 1996 shall accrue and be payable on January 1, 1997. Such cash dividends shall be cumulative whether or not in any annual period there is surplus or earnings legally available therefor. The first dividend payable on each share of Second Series Preferred shall accrue and be cumulative from the date of issuance of such share. If, as of any such quarterly payment date, full dividends upon the Second Series Preferred at the aforesaid rate have not been paid, or set aside for payment, the amount of the deficiency shall be paid (with interest), or set aside for payment, before any amount is set aside for or applied to the purchase, redemption or other acquisition for value of any Common Stock or other capital stock and before any dividend (other than a dividend in shares of Common Stock or other capital stock) is paid or declared, or any other distribution is ordered or made, upon any Common Stock or other capital stock.

     (2)  Mandatory Redemption.  The Second Series Preferred
          --------------------
shall be redeemed by the corporation at such time and from time to time as the corporation shall issue any shares of Common Stock, other capital stock of the corporation, or any other security which gives the holder thereof the right to acquire shares of Common Stock, or other capital stock of the corporation (any of the foregoing a "Security") in exchange for cash or other cash equivalent. Two-thirds of the cash or other cash equivalent paid by the purchasers of any Security shall be utilized by the corporation solely for the purpose of redemption of the Second Series Preferred. If and to the extent the Second Series Preferred has not been redeemed by the corporation by the third anniversary of the initial issuance of the Second Series Preferred, each holder of Second Series Preferred Stock shall have the right to require the corporation to redeem such holder's Second Series Preferred by paying therefor, with shares of Acquisition Common Stock (as defined in that certain Agreement and Plan of Merger dated October 11, 1996 (the "Merger Agreement") among the corporation, ACT Communications, Inc. a Delaware corporation and a wholly owned subsidiary of the corporation, Advanced Telecomm Holdings, Inc., a Delaware corporation, Vincent A. Lo Castro and Bruce Reale, individuals residing in the Commonwealth of Pennsylvania and the sole shareholders of Advanced Telecomm Holdings, Inc.) For purposes of redemption of the Second Series Preferred, each share of Acquisition Common Stock shall be valued at Ten Thousand Dollars ( $10,000). All shares of Second Series Preferred redeemed, purchased or otherwise acquired by the corporation shall be retired and shall be restored to the status of authorized and unissued shares.

     (3)  Liquidation.  In the event of any voluntary
          -----------
liquidation, dissolution or winding up of the corporation, the holders of record of the Second Series Preferred shall be entitled to be paid $100.00 in respect of each share of Second Series Preferred, or in the event of the involuntary liquidation, dissolution or winding up of the corporation, the holders of record of Second Series Preferred shall be entitled to be paid $100.00 in respect of each share of Second Series Preferred, plus, in each case, an amount equal to all dividends in arrears and accrued thereon to the date of such liquidation, dissolution or winding up (whether or not surplus or earnings are legally available for dividends) and no more, before any amount shall be paid to the holders (i) of Common Stock or (ii) any other Series of Preferred Stock, except First Series Preferred Stock issued prior to October 10, 1996 (the "First Series Shares"). The Second Series Preferred shall rank on a parity with the First Series Shares with regard to distributions on the liquidation, dissolution or winding up of the corporation.

     (4)  Common Stock.  Whenever reference is made to Common
          ------------
Stock, Common Stock shall mean all shares now or hereafter authorized of the class of the capital stock of this corporation presently authorized and designated as Common Stock and stock of any other class into which such shares may hereafter have been changed.

     (5)  Voting Rights.  If, and only if an Event of Default
          -------------
(as defined in the Merger Agreement) shall have occurred, each share of Second Series Preferred shall be entitled to twenty votes at all shareholders meetings for all corporate purposes.

     (6)  No Preemptive Rights.  No holder of Second Series
          --------------------
Preferred shall have a preemptive or preferential right to subscribe for or to purchase shares of stock of the corporation, whether now or hereafter authorized, or any securities convertible into, or warrants or other rights to purchase or subscribe to, any such stock.

                                 EXHIBIT B
                                 ---------

                       APPLIED CELLULAR TECHNOLOGY, INC.

                              WARRANT CERTIFICATE
                              -------------------
                                  (ATI SERIES)

                    For Purchase of Shares of Common Stock

                                      of

                       Applied Cellular Technology, Inc.

                              October ----, 1996

    This certifies that, for value received and subject to the terms and conditions set forth in this Warrant Certificate (this "Warrant"), Bruce Reale [same warrant for Vincent Lo Castro] or his registered assigns, is entitled, upon the due exercise of this Warrant in accordance with Paragraph 2, to purchase from Applied Cellular Technology, Inc. (the "Company") 500,000 shares of the Company's Common Stock, par value [$.001] per share, (the "Common Stock"), upon presentation and surrender of this Warrant, together with a completed and executed Election to Purchase in the form annexed as Schedule I, at the principal office of the Company or at such other office as shall have been designated by the Company by notice pursuant to this Warrant, and upon payment therefor to the Company of an amount equal to purchase price (the "Purchase Price") for each share of Common Stock (determined in accordance with Paragraph 1 of this Warrant) acquired pursuant to such exercise by cash or by certified check or bank draft, in lawful money of the United States of America.

    This Warrant is subject to the following terms and conditions:

    1. Purchase Price.
       --------------
        The initial Purchase Price for each share of Common Stock which may be purchased by the holder of this Warrant upon the exercise of this Warrant, in whole or in part, shall be Five Dollars and Thirty One Cents ($5.31), subject to adjustment as provided below.

        (a) Before any holder of this Warrant shall be entitled to exercise this Warrant into Common Stock such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Transfer Agent, if any, or otherwise at the principal office of the Company, and shall give written notice to the Company at said office of such election to exercise the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The Company will, as soon as practicable thereafter, issue and deliver at said office to such holder of this Warrant, or to its nominee or nominees, certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. This Warrant shall be deemed to have been exercised as of the date of the surrender of such shares for exercise as provided above, and the person or persons entitled to receive the Common Stock issuable upon such exercise shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

        (b) In case of any capital reorganization or any reclassification of the capital Common Stock of the Company or in case of the consolidation or merger of the Company with or into another corporation or the conveyance of all or substantially all of the assets of the Company to another corporation, this Warrant shall thereafter be exercisable for the number of shares of Common Stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant shall have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance;
    and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of this Warrant, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the exercise rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of Common Stock or other property thereafter deliverable upon the exercise of this Warrant.

        (c) In case the Board of Directors of the Company shall propose any of the following actions,

        (i) declaration of a dividend (or any other distribution) payable upon its Common Stock

        (ii) authorization of the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of Common Stock of any class or to receive any other rights;

        (iii) any capital reorganization of the Company, reclassification of the capital Common Stock of the Company, consolidation or merger of the Company with or into another corporation, or sale or conveyance of all or substantially all of the property and assets of the Company to a purchaser; or

        (iv)  the dissolution, liquidation or winding up of the Company;
    then, and in any such case, the Company shall cause to be mailed to the Transfer Agent, if any, for this Warrant and to the holders of record of this Warrant at-least ten days prior to the date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place, and the date, if any, to be fixed as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

        (d) The Company shall at all times reserve and keep available, free of preemptive rights, out of its authorized but unissued Common Stock or out of shares of Common Stock held in its Treasury, solely for the purpose of effecting the exercise of the this Warrant, the full number of shares of Common Stock deliverable upon the exercise of this Warrant. The Company shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the exercise of this Warrant.

        (e) The Company will pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of Common Stock on exercise of this Warrant pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which this Warrant so exercised were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company, that such tax has been paid.

    2. Exercise Period. This rights evidenced by this Warrant may be exercised
       ---------------
at any time, and from time to time, beginning on the date hereof until 5:00 P.M., EDT, October 1, 2001.

    3. Warrant Register. The Company shall at all times while this Warrant
       ----------------
remains outstanding and exercisable keep and maintain at its principal office a register in which the registration, transfer, exchange and exercise of this Warrant shall be provided for. The Company shall not at any time close such register so as to prevent or delay the exercise or transfer of this Warrant.

    4. Covenants of the Company. The Company covenants and agrees that all
       ------------------------
shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company will not, by amendment to its Certificate of Incorporation or through any reorganization, reclassification, consolidation, merger, sale of assets, dissolution, issue or sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith carry out all such terms and take all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant.

    5. Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant shall
       ---------------------------------------------
become lost, stolen, mutilated or destroyed, the Company shall, on such terms as it may in its discretion impose (including terms providing for appropriate indemnification of the Company by the holder of this Warrant), issue a new warrant of like denomination, tenor, and date as the warrant so lost, stolen, mutilated or destroyed. Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed warrant shall be at any time enforceable by anyone.

    6. Applicable Law. The validity, interpretation and prformance of this
       --------------
Warrant shall be governed by the laws of the State of Delaware.

   7. Successors and Assigns. This Warrant and the rights evidenced hereby
      ----------------------
shall inure to the benefit of and be binding upon the Company and the holder hereof, their respective successors and assigns.

    IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered by its President and attested by its Secretary as of the date first written above.

ATTEST:                                  APPLIED CELLULAR TECHNOLOGY, INC.



----------------------------------        By-------------------------------
Secretary                                   President

                                   SCHEDULE I

          [Subscription Form to be Executed Upon Exercise of Warrant]

    The undersigned registered holder of the within Warrant, hereby (1) subscribes for -------- shares which the undersigned is entitled to purchase under the terms of the within Warrant, (2) makes the full cash payment therefor called for by the within Warrant, and (3) directs that the shares issuable upon exercise of said Warrant be issued as follows:

                                           ---------------------------------
                                                    (Name)

                                           ---------------------------------
                                                    (Address)

                                           ---------------------------------
                                                    (Signature)
Dated:

                                  SCHEDULE II

                                  [Assignment]

    (To be executed by the registered holder to effect a transfer of the within Warrant)

    FOR VALUE RECEIVED -------------------------------------------hereby sells, assigns, and transfers unto-------------------------------of-------------------
-----------------------------, the right to purchase ---- shares evidenced by the within Warrant, and does hereby irrevocably constitute and appoint--------- -------------------- to transfer such right on the books of the Company, with full power of substitution.

Dated:-----------------, 19--.


                                            ----------------------------------
                                                     Signature

                          EXHIBIT C
                          ---------

               REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (this "Agreement") is made this 16th day of October, 1996 by and among Applied Cellular Technology, Inc., a Missouri corporation (the "Company") and Vincent A. Lo Castro and Bruce Reale, individuals residing in the Commonwealth of Pennsylvania (collectively, the "ATI Shareholders").

                            Preamble

     A. Pursuant to that certain AGREEMENT AND PLAN OF MERGER dated October 11, 1996 among the Company, ACT Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Applied, Advanced Telecomm Holdings, Inc., a Delaware corporation ("ATI"), and the ATI Shareholders (the "Merger Agreement"), the ATI Shareholders are to receive (i) shares of the Company's Common Stock ("Common Stock"), (ii) certain warrants to purchase Common Stock and (iii) certain other rights to obtain shares.

     B. The execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement.

     Now therefore, in consideration of the mutual covenants and agreements of this Agreement and the Merger Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows.

     1.   Definitions.  All capitalized terms not otherwise
          ------------
defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     2.   Restrictions and Registration Statement.  The
          ---------------------------------------
Merger Common Shares and any Common Stock issued upon exercise of the Warrants or the First Put Option (collectively the "Option Shares", and with the Merger Common Shares, the "ATI Shares") shall be restricted and subject to all transfer restrictions imposed by applicable federal and state securities laws. The Company shall have the right to affix a legend so stating on all certificates for the ATI Shares. The Company will include the Merger Common Shares and all Option Shares (whether or not the Warrants and/or the First Put Option shall have been exercised) in any registration statement or statements filed with the Securities and Exchange Commission (the "SEC") by the Company from and after the Effective Date.

     3.   Costs.  The Company shall bear all of the cost,
          -----
fees and expenses involved in the preparation and filing of the statements and documents described in Section 1 above (the "Registration Expenses"); provided, however, each ATI Shareholder shall pay his proportionate share of all transfer taxes and brokerage commissions which are incurred as a result of the sale of any of the ATI Shares.

     4.   Demand Registrations.
          --------------------

          (a)  Requests for Registration. The ATI
               -------------------------
Shareholders shall be entitled to request registration under the
Securities Act of 1933 (the "Securities Act") of all or a portion of the ATI Shares ("Demand Registrations") at any time,
                    --------------------
subject to the terms and conditions of this Agreement.

          (b)  Long-Form Demand Registration.  Subject to
               -----------------------------
Section 4(a) above, and the other terms and conditions of this Agreement, the ATI Shareholders shall be entitled to request three Demand Registrations on Form S-1 or any similar long form ("Long-Form Demand Registrations").
  ------------------------------

          (c)  Short-Form Registration.  Subject to Section
               -----------------------
4(a) above and the other terms and conditions of this Agreement, the ATI Shareholders shall be entitled to request an unlimited number of Demand Registrations on Form S-2 or S-3, or any similar short form (a "Short Form Demand Registration").
               ------------------------------

          (d)  Other Conditions.  The Company shall not be
               ----------------
obligated to effect any Demand Registration requested pursuant to
Section 4(b) or (c) above within six months after the effective date of any prior such Demand Registration. The Company shall pay all registration expenses of any Demand Registration. A registration shall not count as one of the permitted Long-Form Registrations unless at least 75% of the ATI Shares requested to be included in such registration are registered and sold thereunder. The Company shall pay all Registration Expenses in connection with any registration initiated as a Demand Registration whether or not it has become effective. All Long-form Demand Registrations shall be underwritten registrations. All Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form.

          (e)  Notices and Participation.  Each request for a
               -------------------------
Demand Registration shall be in writing and shall specify the approximate number of ATI Shares requested to be registered and the anticipated per share price range for such offering. The Company shall use its best efforts to include in such registration all ATI Shares with respect to which the Company has received written requests for registration thereunder.

          (f)  Selection of Underwriters.  The ATI
               -------------------------
Shareholders shall have the right to select the investment banker(s) and manager(s) to administer the offering made pursuant to such registration, subject to the Company's approval which shall not be unreasonably withheld.

     5.   Piggyback Registrations.
          -----------------------

          (a)  Priority on Registrations.  If a Piggyback
               -------------------------
Registration is an underwritten registration on behalf of the Company or its affiliates, and the managing underwriters advise the Company in writing that in their opinion all or a number of the securities requested to be included in such registration by ATI Shareholders exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the ATI Shares requested to be included in such registration, and (iii) third, other securities requested and permitted to be included in such registration.

          (b)  Other Registrations.  If the Company has
               -------------------
previously filed a registration statement with respect to ATI Shares pursuant to Section 3 or this Section 4, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Forms S-4 or S-8 or any successor forms), whether on its own behalf or on behalf of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration, without the prior consent of ATI Shareholders.

          (c) Notwithstanding anything contained in this Agreement to the contrary, if any holder of ATI Shares does not elect to include his ATI Shares in a Piggyback Registration, such holder of ATI Shares shall not be entitled to request or participate in any request for any Demand Registration or to include such holder's ATI Shares in any registration thereunder for six months after the effective date of said Piggyback Registration.

     6.   Registration Procedures.
          -----------------------

          Whenever the ATI Shareholders have requested that any ATI Shares be registered pursuant to this Agreement, The Company shall use its best efforts to effect the registration and the sale of such ATI Shares in accordance with the intended method of disposition of this Agreement, and as expeditiously as possible:

          (a) prepare and file with the SEC a registration statement with respect to such ATI Shares and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel to ATI Shareholders copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

          (b) notify the ATI Shareholders of the effectiveness of each registration statement filed thereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the ATI Shareholders set forth in such registration statement;

          (c) furnish to the ATI Shareholders such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the ATI Shareholders may reasonably request in order to facilitate the disposition of the ATI Shares;

          (d) use its best efforts to register or qualify such ATI Shares under such other securities or blue sky laws of such jurisdictions as the ATI Shareholders reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the ATI Shareholders to consummate the disposition in such jurisdictions of the ATI Shares owned by ATI Shareholders (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

          (e) notify the ATI Shareholders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the ATI Shareholders, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such ATI Shares, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

          (f) cause all such ATI Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such ATI Shares covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to secure NASDAQ authorization for such ATI Shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such ATI Shares with the NASD;

          (g) provide a transfer agent and registrar for all such ATI Shares not later than the effective date of such registration statement;

          (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as ATI Shareholders may reasonably request in order to expedite or facilitate the disposition of such ATI Shares (including effecting a stock split or a combination of the ATI Shares);

          (i) make available for inspection by the ATI Shareholders, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the ATI Shareholders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by ATI Shareholders, underwriter, attorney, accountant or agent in connection with such registration statement;

          (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

          (l) use its best efforts to cause such ATI Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the ATI Shareholders to consummate the disposition of such ATI Shares; and

          (m) obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the ATI Shareholders may reasonably request (provided that the ATI Shares constitute at least 10% of the securities covered by such registration statement).

     7.   Indemnification.
          ---------------

          (a) The Company agrees to indemnify, to the extent permitted by law, the ATI Shareholders against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereto or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the ATI Shareholders expressly for use therein. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities
Act) to the same extent as provided above with respect to the indemnification of the ATI Shareholders.

          (b) In connection with any registration statement in which the ATI Shareholders are participating, the ATI
Shareholders shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereto or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, buy only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the ATI Shareholders.

     8.   Participation in Underwritten Registrations.  The
          -------------------------------------------
ATI Shareholders may not participate in any registration thereunder which is underwritten unless the ATI Shareholders (i) agree to sell their securities on the basis provided in any underwriting arrangements relating to such registration and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that the ATI Shareholders shall not be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the ATI Shareholders and their intended method of distribution.

     9.   Miscellaneous.
          -------------

          (a)  No Inconsistent Agreements.  The Company shall
               --------------------------
not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the ATI Shareholders set forth in this Agreement or the Merger Agreement.

          (b)  Adjustments Affecting ATI Shares.  The Company
               --------------------------------
shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the ATI Shareholders to include the ATI Shares in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such ATI Shares in any such registration (including, without limitation, effecting a stock split or a combination of the ATI Shares).

          (c)  Remedies.  The ATI Shareholders shall be
               --------
entitled to enforce any rights under this Agreement specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provision of this Agreement and that the ATI Shareholders may in their sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provision of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been approved by resolution duly adopted by the Board of Directors of the Company, has been executed by its duly authorized officers and by each of the ATI Shareholders, and has been attested by the Secretary or an Assistant Secretary of the Company, all as of the date first above written.


ATTEST:                                    APPLIED CELLULAR TECHNOLOGY, INC.


                                           By----------------------------------

-----------------------------------        Title:------------------------------



WITNESS:                                   Vincent A. Lo Castro



-----------------------------------        ------------------------------------



WITNESS:                                   Bruce Reale



-----------------------------------        ------------------------------------

                                  EXHIBIT D
                                  ---------

                            CONSULTING AGREEMENT
                            --------------------

          This Consulting Agreement (this "Agreement") is made as of this 16th day of October, 1996, by and between Applied
Cellular Technology, Inc., a Missouri corporation ("Company") and
Joseph, Brian & Christopher Associates, a Pennsylvania partnership ("Consultant").

                                PREAMBLE:
                                --------

          A. The execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by that certain Merger Agreement dated October 11, 1996 by and among Applied Cellular Technology, Inc., a Missouri corporation, ACT Communication, Inc., a Delaware corporation and a wholly owned subsidiary of Applied Cellular ("Acquisition Corp."), Advanced Telecomm Holdings, Inc., a Delaware corporation, Vincent A. Lo Castro and Bruce Reale, individuals residing in the Commonwealth of Pennsylvania and the sole shareholders of Advanced Telecomm Holdings, Inc. (the "Merger Agreement").
          B. The Company wishes to retain the Consultant to identify potential acquisition candidates ("Acquisition Candidates") and to negotiate the terms of acquisition transactions with such Candidates ("Transactions").
          NOW, THEREFORE, the Company and the Consultant, each intending to be legally bound hereby, do mutually covenant and agree as follows:
          1. All capitalized terms otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.
          2.   ENGAGEMENT.  The Company hereby engages the
               ----------
Consultant to render acquisition advice (the "Services") to the Company and its subsidiary, Acquisition Corp., for a three year period beginning as of the date of this Agreement through September 30, 1999. The

Consultant accepts such engagement and covenants that it will devote such time, attention, skill, and best efforts to the performance of such sales, marketing, distribution, and other similar services as shall be requested by the Company.
          3.   DESIGNATED AGENT.  The Company shall have the
               ----------------
right to designate initially and from time to time the employees or agents of the Consultant who shall be personally responsible for carrying out the Consultant's obligations under this
Agreement.  The initial Designated Agents shall be Bruce Reale and Vincent Lo Castro, who shall remain such until written notice to the contrary shall be delivered to the Consultant by the
Company.  Reference in this Agreement to the Consultant shall include reference to the Designated Agents.
          4.   PART-TIME BASIS.  Although the Consultant
               ---------------
shall be available to the Company to give prompt attention to requests from the Company, the Consultant and the Company agree that the Consultant shall devote such of its time (i) as it deems appropriate to identify Acquisition Candidates and (ii) as is reasonably required to negotiate and close any Transaction.
          5.   FEES.  The Company agrees to pay the
               ----
Consultant for its services in the manner provided by Section
3.3(b) of the Merger Agreement.
          6.   EXPENSES.  The Consultant shall be reimbursed
               --------
for its ordinary, necessary, and reasonable (deductible) business expenses incurred on behalf of the Company upon presentation of properly documented expense reports to the Company's President.
          7.   REPORTS.  The Consultant shall report to the
               -------
Company's President and shall submit quarterly reports to him.
          8.   TERMINATION.  This Agreement shall commence on
               -----------
the date hereof, and shall continue until September 30, 1999.
Thereafter, this Agreement may be extended by the mutual
agreement of the parties.
          9.   NONCOMPETITION.  The Consultant or its
               --------------
employees covenant and agree that neither the Consultant nor the Designated Agents will, during the term of this Agreement, without the prior written consent of the Company, directly or indirectly, either for
themselves or for any other person or legal entity, perform acquisition consulting services for any business which competes with the Company, its parent, subsidiaries, or affiliates or in any way enter the employ of any legal entity or any person who competes with the Company or
Acquisition Corp.
          10.  INDEPENDENT CONTRACTOR.  It is expressly
               ----------------------
understood and agreed between the Company and the Consultant that the Consultant in entering into this Agreement and carrying out its obligations hereunder is an independent contractor, is not and shall not be seemed to be an agent or employee of the
Company, and shall have no power to bind the Company to any
contract or warranty or in any respect whatever, whether by
written or oral statements or by any course or in any other
manner, without the express written consent of the Company, which consent may not be general but must specifically refer to each particular instance as to which the Company consents to be so bound.
          11.  MISCELLANEOUS.  The invalidity or
               -------------
unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This
Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement shall be changed, waived, discharged, or terminated only by written agreement of both parties hereto. This Agreement shall inure to the benefit of the Company and the Consultant, their successors and assigns.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and their seals to be affixed hereto by their officers thereunto duly authorized, as of the day and year first written.


ATTEST:                                    APPLIED CELLULAR TECHNOLOGY,
                                           INC.



-----------------------------------        By--------------------------------

                                                 President



WITNESS:                                   JOSEPH, BRIAN & CHRISTOPHER
                                           ASSOCIATES




-----------------------------------        By--------------------------------

                                                 General Partner

                                 EXHIBIT E
                                 ---------


                            SHARE PLEDGE AGREEMENT
                            ----------------------

                              CERTIFICATED SHARES

----------------------------------------------------------------------------


                            PLEDGOR:  APPLIED CELLULAR TECHNOLOGY, INC.

                            ADDRESS:  James River Professional Center
                                      Highway 160 & CC, Suite 3
                                      P.O. Box 2067
                                      Nixa, Missouri 65714

----------------------------------------------------------------------------


          The undersigned, Applied Cellular Technology, Inc. ("Pledgor"), for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to Bruce Reale and Vincent Lo Castro, individuals each residing in Allegheny County, Pennsylvania (collectively the "Secured Parties"), a security interest in the following shares, whether Pledgor's interest therein be now owned or existing or hereafter acquired, together with any and all property rights as may derive from or accrue to the shares whether by natural increases or otherwise, including without limitation share dividends or distributions, cash dividends or distributions, conversion rights and the like, whether now or hereafter declared, paid or made, and all cash and non-cash proceeds thereof:


Number of Shares
and Class                                                          Certificate
and/or Series                        Issuer                        Number(s)
-------------                        ------                        ---------

1,000 shares of common stock         ACT Communications, Inc.      1
                                     (the "Issuer")

(the foregoing shares, the "Collateral"). Except as otherwise provided in this Agreement or by the Merger Agreement (as defined below), Pledgor shall not have the right to receive any dividends or distributions arising with respect to the Collateral, and all such dividends or distributions shall be paid to Secured Parties and shall be applied to the payment and other obligations of Pledgor and the Issuer under that certain Agreement and Plan of Merger dated October 11, 1996 among the Company, the Issuer, Advanced Telecomm Holdings, Inc., a Delaware corporation, and the Secured Parties (the "Merger Agreement"). So long as no Event of Default (as defined in the Merger Agreement) exists, Pledgor shall have the right vote the shares comprising the Collateral, but Pledgor shall have no right to receive any dividend or distribution in respect of the Collateral paid in stock of the Issuer or in the stock of corporations other than the Issuer or paid out of the proceeds of the sale or condemnation of any property of the Issuer or upon or in the course of dissolution or liquidation (whether partial or otherwise) or winding up of the Issuer.

          The security interest hereby granted is to secure the Pledgor's obligations to pay dividends on, and to redeem, the Merger Preferred Shares (collectively the "Obligations"). All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

          Section 1.  General Covenants.  Pledgor represents,
                      -----------------
warrants and covenants as follows:

          (a) Pledgor is and shall remain the sole owner and registered holder of the Collateral.

          (b) Except for the security interest granted hereby, the Collateral is and shall remain free from any and all security interests, liens, encumbrances, claims and interests.

          (c) Each share comprising the Collateral is fully paid and nonassessable.

          (d) Pledgor shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral, other than the security interest granted hereby, and shall defend the right, title and interest of Secured Parties in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein.

          Section 2.  Substituted and Additional Securities.
                      -------------------------------------
If during the term of this agreement any share dividend or distribution, exchange, conversion, reclassification, readjustment or other change is paid, declared or made with respect to the Collateral, all new, substituted and additional securities issued in respect to the Collateral shall be deemed pledged to Secured Parties under the terms of this agreement in the same manner as the Collateral originally pledged hereunder.

          Section 3.  Warrants and Options.  If during the
                      --------------------
term of this agreement subscription warrants or options are issued in connection with the Collateral or any other securities at the time pledged to Secured Parties hereunder, such warrants and options, and all new securities acquired by Pledgor in connection therewith, shall be immediately assigned to Secured Parties under the terms of this agreement in the same manner as the Collateral originally pledged hereunder.

          Section 4.  Preservation and Disposition of Collateral.
                      ------------------------------------------

          (a) Pledgor shall advise Secured Parties promptly, in writing and in reasonable detail of any material encumbrance upon or claim asserted against any of the Collateral.

          (b) Pledgor shall pay promptly when due all taxes, assessments, charges or levies upon the Collateral or in respect to the income or profits therefrom or the transfer or registration thereof.

          Section 5.  Delivery of Share Certificates.
                      ------------------------------
Pledgor agrees to immediately deliver possession of the Collateral to the Secured Parties to hold the Collateral. If this Agreement covers any additional collateral in the manner set forth in paragraphs 2 and 3 hereof, the Pledgor shall immediately transfer and deliver the additional Collateral to the Secured Parties no later than twenty-one (21) days after the Pledgor acquires rights to the Collateral.

          Section 6.  Default.  If any Event of Default or
                      -------
any default in the performance of any covenant contained herein shall occur and be continuing, Secured Parties may, at their option and with notice to Pledgor, either:

          (a) declare the Payment Obligations immediately due and payable, in which case,

          (i) all payments received by Pledgor under or in connection with any of the C Collateral shall be held by Pledgor in trust for Secured Parties, shall be segregated from other funds of Pledgor and shall forthwith upon receipt by Pledgor be turned over to Secured Parties in the same form as received by Pledgor (duly endorsed by Pledgor to Secured Parties, if required). Any and all such payments so received by Secured Parties (whether from Pledgor or otherwise) may, in the sole discretion of Secured Parties, be held by Secured Parties as collateral security for, and/or then or at any time thereafter be applied in whole or in part by Secured Parties against, all or any part of the Payment Obligations, in accordance with the Merger Agreement. Any balance of such payments held by Secured Parties and remaining after payment in full of the Payment Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive the same.

          (ii) Immediately and without further notice, Secured Parties or their nominee shall have the right to exercise all voting rights with respect to all of the Collateral, all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof including, without limitation, the right to exchange any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of the Issuer, or upon the exercise by the Issuer of any right, privilege, or option pertaining to any of the Collateral, and, in connection therewith, to deliver any of the Collateral to any committee, depository, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.

          (iii) Secured Parties and their nominees shall have the rights and remedies of a secured party under this Agreement, under any other instrument evidencing the obligations and under the laws of the Commonwealth of Pennsylvania. Pledgor agrees that Secured Parties need not give more than twenty (20) days' notice (which notification shall be deemed given when mailed, postage prepaid, addressed to Pledgor at Pledgor's address set forth at the beginning of this agreement) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Pledgor shall have no further liability for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Secured Parties is entitled; or
                     --

          (b) retain the Collateral, and accept as their sole remedy, a transfer of the ownership of the Collateral to them or their designated assigns from Pledgor; provided, however, that Secured Parties shall have the obligation to effect a transfer to Pledgor of (i) any Merger Preferred Shares not redeemed as of the date of such election; (ii) the amount of cash paid to the Secured Parties in any prior redemption of any of the Merger Preferred Shares; (iii) the equivalent of any cash or other consideration paid by Pledgor to effect an acquisition of any business which was acquired by the Issuer; and (iv) any infusion by Pledgor of any cash or other consideration into the Issuer. For purposes of this Section 6(b), Secured Parties may, at their option, repay the amounts required by items (ii), (iii) and (iv) above with any shares of Common Stock then owned by them, and for this purpose alone each such share of Common Stock will be valued at the greater of (i) its market value as determined by referenced to the price quoted on any exchange or (ii) Five Dollars and thirty one cents ($5.31).

All costs and expenses, including reasonable attorney's fees, incurred by the Secured Parties in collection of the Obligations, or enforcing their remedies under this Section 6, or effecting the transfers required by Section 6(b), shall be reimbursed to them by the Pledgor.

          Section 7.  Termination.  Upon the satisfaction in
                      -----------
full of the Obligations and the satisfaction of all additional costs and expenses of Secured Parties as provided herein, this Share Pledge Agreement shall terminate, and Secured Parties shall deliver to Pledgor, such of the Collateral as shall not have been sold or otherwise disposed of pursuant to this Agreement, and if such Collateral is then registered in Secured Parties' name, Secured Parties shall also deliver to Pledgor a duly executed stock power and do all things necessary to cause the Issuer, transfer agent or registrar of the Collateral to register such Collateral in Pledgor's name.

          Section 8.  General.  Any provision of this
                      -------
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Secured Parties shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Pledgor unless such waiver be in writing and signed by Secured Parties.
No delay or omission on the part of Secured Parties in exercising any right shall operate as a waiver of such right or any other right. Any written demand upon or written notice to Pledgor shall be effective when deposited in the mails addressed to Pledgor at the address shown at the beginning of this Agreement.
This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the Commonwealth of Pennsylvania without reference to its choice of law rules. The provisions hereof shall, as the case may require, bind or inure to the benefit of, the respective heirs, successors, legal representatives and assigns of Pledgor and Secured Parties.

          IN WITNESS WHEREOF, Pledgor has signed this Agreement this 16th day of October, 1996.


                                           APPLIED CELLULAR TECHNOLOGY,
                                           INC.



                                           By-------------------------------

                                           President

                        SCHEDULE 3.7

                  PERMITTED ATI DISTRIBUTIONS

Prior to the Effective Date, ATI will make the following distributions:

     1. Monthly dividend distributions of $64,000 to its shareholders (continuation of current dividend practices).

     2.  Real estate with a book value of approximately $250,000.

     3. All receivables due from the ATI shareholders and their affiliates will be distributed or otherwise canceled. All payables due ATI shareholders and their affiliates will be canceled.

                             SCHEDULE 6.5
                             SUBSIDIARIES


                                                                                      Jurisdictions in which
                                                         State of                     the Subsidiary is qualified
Name of Subsidiary                                     Incorporation                  to do business
--------------------------------------------------     -------------                  -----------------------

Advanced Telecomm of Butler, Inc.                      Pennsylvania                   Pennsylvania

Advanced Telecomm of Nevada, Inc.                      Nevada                         Nevada

Advanced Telecomm of Maryland, Inc.                    Pennsylvania                   Maryland

Advanced Telecomm of Pittsburgh                        Pennsylvania                   Pennsylvania

Advanced Telecomm of Washington, D.C., Inc.            Pennsylvania                   Virginia and
                                                                                      Distict of Columbia

                                SCHEDULE 6.7
                                 LITIGATION

To the best of the ATI Shareholders knowledge and belief, there are no actions, suits or proceedings pending or threatened against ATI or any of the Subsidiaries that would, individually or collectively, if decided adversely, have a material adverse effect on ATI and the Subsidiaries or have a material adverse effect on the Merger other than a third party action brought by a purchaser of phone equipment from ATI which requests approximately $78 in liquidated damages plus "punitive" damages. Advice of counsel is that there is no large concern regarding the "punitive" damages.

Additionally, there are no currently effective orders, judgments or decrees of any court or governmental agency which specifically apply to ATI or any of the Subsidiaries or any of their assets.

                                 SCHEDULE 6.8
                            FINANCIAL STATEMENTS

There are no material obligations or liabilities not reflected or reserved against in the Financial Statements of the Subsidiaries, or in the notes thereto, which are required under generally accepted accounting principles to be so reflected or reserved against.

                                   SCHEDULE 5.5

                                                  Outstanding
             Name:                                Warrants

             "I" Warrants
             ------------
             Great Bay                                 300,000
             Garrett Sullivan                          100,000
             Gary Gray                                  50,000
             "L" Warrants
             ------------
             Lokken, Chesnut & Cape                    125,000
             "H" Warrants
             ------------
             Great Bay                                 300,000
             Gary Gray                                  50,000
             Garrett Sullivan                          100,000
             "J" Warrants
             ------------
             Dominick & Dominick                       200,000
             "K" Warrants
             ------------
             Great Bay                                 250,000

                                      TOTAL          1,475,000

                                 SCHEDULE 5.6

                         LITIGATION AGAINST PURCHASERS



                                    NONE